EXHIBIT 10.11

March 10, 2003

David Jevans

530 Menlo Oaks Drive

Menlo Park, California 94025

Re: Employment Agreement

Dear Mr. Jevans:

Pursuant to our recent discussions, this letter memorializes the terms of your continued employment with Valicert, Inc. (the “Company”).

1. Salary. Your salary is $165,000 on an annualized basis, less applicable withholding.

2. Bonus. Immediately prior to the consummation of the Merger (as such term is defined in the Agreement and Plan of Reorganization and Merger dated February 18, 2003, by and among Tumbleweed Communications Corp. (“Tumbleweed”), Velocity Acquisition Sub, Inc., and the Company (the “Merger Agreement”)), you shall earn a bonus in the amount of $139,000, less applicable withholding (“Bonus”).

3. Amendment of Stock Option Agreement. Your stock option agreements shall be amended (collectively, the “Option Amendment”) to provide that immediately prior to the consummation of the Merger (as such term is defined in the Merger Agreement), options for 100,000 shares of the Company’s common stock that are unvested as of that date shall become fully vested, and the period of time in which you may exercise his options shall be extended to two (2) years after your termination, with respect to the following stock option grants: options granted on December 12, 2002 and May 29, 2002. Copies of the Option Amendments are attached hereto as Exhibit A-1 and Exhibit A-2.

4. Entire Agreement. This Agreement, including the attached exhibit, constitutes the entire agreement between you and the Company relating to the specific subject matter hereof and supersedes prior negotiations, representations or agreements between you and the Company.

5. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you, an authorized representative of Tumbleweed and an authorized representative of the Company.

6. Termination. If the Merger (as such term is defined in the Merger Agreement) is terminated and not consummated by the parties thereto, this Agreement shall immediately terminate, and the Company shall not be obligated to confer any of the benefits described in paragraphs 2 and 3 above. This Agreement shall terminate upon consummation of the Merger (as such term is defined in the Merger Agreement).

I agree that there is no other compensation or benefits in any form to which I am entitled from the Company.

Please sign and date this letter on the space provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

/s/ TIMOTHY CONLEY
Timothy Conley Chief Financial Officer

I agree to and accept continued employment with Valicert, Inc. on the terms and conditions set forth in this Agreement.

Date:	3/17/03	/s/ DAVID JEVANS